UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TAGALDER GLOBAL INVESTMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-51041	98-0436982
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
c/o First Asia Finance Group Limited Room 3505-06, 35th Floor Edinburgh Tower, The Landmark 15 Queen’s Road Central, Hong Kong
(Address of Principal Executive Office)

Consulting Agreements

(Full title of the plan)

Gary S. Joiner

4750 Table Mesa Drive

Boulder, CO 80305

 (Name and address of agent for service)

(303) 494-3000

(Telephone number, including area code of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.02 par value	5,000,000	$0.006	$30,000	$ 3.53

Part I

INFORMATION REQUIRED IN THE PROSPECTUS

Item 1.

Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b) (1) (Section 230.428(b) (1)). Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 2 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.

Registrant Information and Employee Plan Annual Information.

The registrant shall provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II of the registration statement, and stating that these documents are incorporated by reference in the Section 10(a) prospectus. The statement also shall indicate the availability without charge, upon written or oral request, of other documents required to be delivered to employees pursuant to Rule 428(b) (230.428(b)). The statement shall include the address (giving title or department) and telephone number to which the request is to be directed.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents previously or concurrently filed by the Company with the Commission are hereby incorporated by reference into this Registration Statement:

(a) The Company's Periodic Report on Form 10-QSB for the period ended March 31, 2005 (the "Report") filed by the Company (SEC File No. 0-51041) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Commission on June 15, 2005. The Company was incorporated under the laws of the State of Delaware on September 14, 2004 and so has not yet filed an annual report on Form 10-KSB.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Report referred to in (a) above.

(c) The description of the Company’s Common Stock set forth under the caption "Description of Securities" in its 10-SB12G Registration Statement filed with the Commission on November 23, 2004, is hereby incorporated by reference.

All of the above documents and documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus which is a part hereof (the "Prospectus") to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus. Other documents required to be delivered to participants pursuant to Rule 428(b) (1) under the Securities Act of 1933 are also available without charge, upon written or oral request. All requests for documents shall be directed to:

Tagalder Global Investment, Inc.

c/o Gary Joiner

Frascona Joiner Goodman and Greenstein, P.C.

4750 Table Mesa Drive

Boulder, CO 80305

Item 4.

Description of Securities

Not applicable.

Item 5.

Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The General Corporation Law of the State of Delaware gives the Company the power to indemnify any person who was or is a party to any pending, threatened or completed action by reason the fact that the person is or was a director, officer, employee or agent of the Company against expenses, judgments, fines and amounts paid in settlement if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company.  The Bylaws of the Company provide for indemnification of officers, directors or controlling persons in accordance with the terms of the Delaware statute.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.

Exhibits

See the exhibit index following the signature page in this Registration Statement.

Item 9.

Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more

(iii)

than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iv)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that provisions (i) and (ii) of this undertaking do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Exhibit Index

Exhibit No.	Description

10.1	Consulting Agreement – Chan Tsz King

10.2	Consulting Agreement – Chun Ka Tsun

10.3	Consulting Agreement – Li Sze Tang

5.1	Opinion of Frascona Joiner Goodman and Greenstein, P.C.

23.1	Consent of PKF, Certified Public Accountants, Hong Kong

23.2	Consent of Frascona Joiner Goodman and Greenstein, P.C.

Signature

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, Room 3505-06, 35th Floor, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong on August 19, 2005.

 TAGALDER GLOBAL INVESTMENT, INC.

Date: August 19, 2005	/s/ Chun Ka Tsun, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Date: August 19, 2005	/s/ Chun Ka Tsun, Chief Executive Officer